                                                                      EXHIBIT 99



QUANEX                                                              NEWS RELEASE
--------------------------------------------------------------------------------
Media contact: Marianne Gooch, 713/877-5389
Financial contact: Jeff Galow, 713/877-5327

                                                               IMMEDIATE RELEASE

                      QUANEX PURCHASES TEMROC METALS, INC.
   ACQUISITION INCREASES PRODUCTION CAPABILITIES FOR ENGINEERED PRODUCTS GROUP


Houston, Texas, November 30, 2000 -- Quanex Corporation (NYSE:NX) today announced that it completed the purchase of Temroc Metals, Inc., a leading aluminum extrusion and fabrication company based in Hamel, Minnesota. Terms of the transaction have not been disclosed.

         The newly acquired company, with annualized sales of approximately $20 million, will become part of Quanex's Engineered Products Group. The group uses specialized metal roll forming, polylaminating, stamping, and laser welding processes to produce custom-designed, value-added metal products for the homebuilding and remodeling, office furniture, and other industries. The Engineered Products Group currently comprises AMSCO, located in Rice Lake, Wisconsin; Homeshield Fabricated Products, with two plants in Chatsworth, Illinois; and Imperial Products, located in Richmond, Indiana.

         Operations at Temroc Metals include the production of customized aluminum extrusions and fabricated metal products for recreational vehicles, architectural products, electronics, and other markets. Its products are used in a variety of engineered applications.

         "Temroc Metals is an excellent fit with the Group's other facilities. It expands our production capabilities into a new metal forming area, while providing opportunities for enhanced customer service," said Vernon E. Oechsle, chairman of the board and chief executive officer of Quanex. "This acquisition is expected to be accretive in fiscal 2001. It also expands the product offerings of Quanex's Engineered Products Group to include custom, value-added aluminum extrusions and fabricated products and expands the cross-selling opportunities for the Engineered Products Group."

         Quanex is a technological leader in the production of value-added engineered steel bars, aluminum flat-rolled products, and engineered, formed-metal products for transportation, capital equipment, homebuilding and remodeling, food packaging, defense and other industries. The company was founded in 1927 and its stock is listed on the New York Stock Exchange under the symbol NX. For more information, call or visit the company's web site at WWW.QUANEX.COM.

                                       ###